EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.0001,
OF
MONEYLION INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), MONEYLION INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Fourth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on September 22, 2021 (as amended, the “Certificate of Incorporation”), authorizes the issuance of 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), and 200,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”) may authorize the issuance of one or more series of Preferred Stock and fix the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of any series of Preferred Stock, and fix the number of shares constituting any such series.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on December 15, 2021, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article 4 of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby created and authorized, and the number of shares to be included in such series out of the authorized and unissued shares of Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:

Section 1 Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be 45,000,000. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

Section 2 Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)       on a parity basis with each other class or series of Capital Stock (as defined below) of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b)       junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c)       senior to the Common Stock, each other currently existing class or series of Capital Stock of the Company and each class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

Section 3 Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Annual Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in accordance with Section 4(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Annual Dividends” has the meaning set forth in Section 4(b)(i).

“Automatic Conversion” has the meaning set forth in Section 8.

“Automatic Conversion Event” has the meaning set forth in Section 8.

“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Original Issue Price and (b) the Base Amount Accrued Dividends with respect to such share as of such date.

“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Dividend Payment Date immediately preceding such date of determination (but, for the avoidance of doubt, taking into account the payment of Annual Dividends, if any, on or with respect to such Dividend Payment Date) or (b) if no Dividend Payment Date has occurred since the issuance of such share, zero.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” or the “beneficial owner” of any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“BHCA” means the Bank Holding Company Act of 1956, as amended, and as interpreted and implemented by the Board of Governors of the Federal Reserve System, whether pursuant to regulation, interpretation or otherwise.

“BHCA Transfer” means any direct or indirect sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereof, in each case whether voluntary or involuntary or by operation of law or otherwise.

“BHCA Transferee” means a person to whom a Regulated Holder BHCA Transfers any shares of Series A Preferred Stock and any person to whom such person BHCA Transfers shares of Series A Preferred Stock (and so on), in each case, other than a Permitted Regulatory Transferee.

“Board” has the meaning set forth in the recitals above.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Change of Control” shall mean the occurrence of a Change of Control that involves consideration payable to the Company, or in respect of the Series A Preferred Stock, that is comprised solely of cash.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions, directly or indirectly:

(a)       any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction, or a series of related transactions, in which (a) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (b) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

(b)       the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, license or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) in the case of a merger or consolidation, a transaction, or a series of related transactions, following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction or (ii) in the case of a sale, transfer, license or lease of all or substantially all of the assets of the Company, to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c)       shares of Common Stock or shares of any other Capital Stock into which the Series A Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (b) above).

“close of business” means 5:00 p.m. (New York City time).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals above, subject to Section 11.

“Company” has the meaning set forth in the recitals above.

“Company Shareholder Approval” has the meaning set forth in Section 4(c)(v).

“Conversion Agent” means the Transfer Agent, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” means (i) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 7(a), the date on which such Holder complies with the procedures in in Section 7(b) and (ii) with respect to an Automatic Conversion pursuant to Section 8, the date of the Automatic Conversion Event.

“Conversion Factor” means 1, subject to adjustment in accordance with Section 10.

“Conversion Rate” means the product of (i) the Conversion Factor and (ii) the quotient of (A) the sum of the Original Issue Price and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Original Issue Price.

“DGCL” has the meaning set forth in the recitals above.

“Dividend Payment Date” means December 31 of each year; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Annual Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, in respect of any share of Series A Preferred Stock, the period from (and including) the Issuance Date of such share to (but excluding) the next Dividend Payment Date and, subsequently, in each case the period from (and including) any Dividend Payment Date to (but excluding) the next Dividend Payment Date.

“Dividend Rate” means 3% per annum.

“Dividend Record Date” has the meaning set forth in Section 4(c)(v).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 11(a).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including self-regulatory authorities), department, court, agency or official, including any political subdivision thereof.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes (other than U.S. federal income tax purposes if the Holder is a disregarded entity for U.S. federal income tax purposes, in which case the regarded owner of the Holder shall be treated as the owner of such shares); provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Transaction Documents shall be a Holder, and the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, the sum of (i) the Original Issue Price, plus (ii) the Accrued Dividends on such share of Series A Preferred Stock, plus (iii) any declared or accrued and unpaid dividends with respect to such share of Series A Preferred Stock, in the case of clauses (ii) and (iii), as of the date of payment of the Liquidation Preference.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 15, 2021, by and among the Company, Epsilon Merger Sub Inc., a Delaware corporation and Even Financial, Inc., a Delaware corporation, as may be amended or modified from time to time in accordance with its terms.

“Non-Cash Change of Control” shall mean the occurrence of a Change of Control that involves consideration payable to the Company, or in respect of the Series A Preferred Stock, that is comprised solely of non-cash consideration (other than any cash consideration solely in lieu of fractional shares).

“NYSE” means the New York Stock Exchange.

“Officer’s Certificate” means a certificate signed by an executive officer of the Company.

“Original Issue Price” means, for each share of Series A Preferred Stock, $10.00, as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Parent Conversion Stock Price” means, on any Trading Day, the per share volume-weighted average price of the shares of Common Stock on the NYSE reported by Bloomberg L.P. or, if not so reported therein, in another authoritative source selected by Parent, in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day.

“Parent Dividend Stock Price” means, with respect to any Annual Dividend, the per-share volume-weighted average price of the shares of Common Stock on the NYSE reported by Bloomberg L.P. or, if not so reported therein, in another authoritative source selected by Parent, for the twenty (20) Trading Days ending on the Trading Day immediately prior to the applicable Dividend Payment Date.

“Participating Dividend” has the meaning set forth in Section 4(f).

“Participating Dividend Record Date” has the meaning set forth in Section 4(f).

“Permitted Regulatory Transferee” means a person unaffiliated with a Regulated Holder or its BHCA Transferees who acquires shares of Series A Preferred Stock from a Regulated Holder or its BHCA Transferees in any of the following transfers:

(i)	a widespread public distribution;

(ii)	a transfer to the Company;

(iii)	a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any class of voting securities (as those terms are defined and as such percentage is calculated under the BHCA) of the Company; or

(iv)	a transfer to a transferee who would control more than 50% of every class of voting securities (as those terms are defined and as such percentage is calculated under the BHCA) of the Company without giving effect to the shares of Series A Preferred Stock transferred by a Regulated Holder and its BHCA Transferees.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the recitals above.

“Prospectus” has the meaning set forth in the Merger Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Registrar” means the Transfer Agent, acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Regulated Holder” means a bank holding company or other company that is subject to the BHCA pursuant to Section 8 of the International Banking Act of 1978, together with its affiliates (as defined in the BHCA), for so long as any of them holds shares of Series A Preferred Stock.

“Reorganization Event” has the meaning set forth in Section 11(a).

“Restricted Period” means (i) with respect to shares of Series A Preferred Stock issued to any Company Employee (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement (including any shares of Common Stock issued as Annual Dividends on such shares of Series A Preferred Stock pursuant to Section 4(c)), the period commencing on the Closing Date (as defined in the Merger Agreement) and ending 12 months thereafter, (ii) with respect to any other shares of Series A Preferred Stock issued pursuant to the Merger Agreement (including any shares of Common Stock issued as Annual Dividends on such shares of Series A Preferred Stock pursuant to Section 4(c)), the period commencing on the Closing Date and ending on March 22, 2022; provided, however, that in the case of this clause (ii), the Restricted Period shall automatically terminate if the Parent Closing Stock Price (as defined in the Merger Agreement) equals or exceeds $12.00 per share on any twenty (20) Trading Days (which may be consecutive or nonconsecutive) within any consecutive thirty (30) Trading Day period that occurs after November 22, 2021. Notwithstanding anything herein to the contrary, in the event that the transfer restriction period applicable to holders of Equity Securities (as defined in the Merger Agreement) of the Company pursuant to Section 5.06 of the Bylaws is terminated, waived or otherwise modified or amended by the Board or the requisite stockholders of the Company, as applicable, in a manner that is generally applicable to such holders, then such termination, waiver, modification or amendment shall apply pro rata to the shares of Series A Preferred Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, managing member or general (or equivalent) partner of such partnership, association or other business entity.

“Trading Day” has the meaning set forth in the Merger Agreement.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer” has the meaning set forth in the Merger Agreement.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock and its successors and assigns. The initial Transfer Agent shall be Continental Stock Transfer and Trust Company.

“Voting Limitation” has the meaning set forth in Section 12(c).

“Voting Stock” means ii) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and iii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

Section 4 Dividends.

(a)       Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b)       Accrual of Annual Dividends.

(i)       Dividends on each share of Series A Preferred Stock (A) shall be cumulative and accrue and accumulate on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has funds legally available to make payment thereof, at a rate equal to the Dividend Rate, and compound annually on each Dividend Payment Date (to the extent not paid in accordance with Section 4(c) on such Dividend Payment Date), and (B) shall be payable annually in arrears, subject to the next sentence, on the Dividend Payment Date (such dividends, “Annual Dividends”). The Company shall, with respect to each Dividend Payment Date, declare and pay, unless prohibited by Section 170 of the DGCL, the Annual Dividends on such Dividend Payment Date.

(ii)       The amount of Annual Dividends accruing with respect to each share of Series A Preferred Stock for any day shall be determined by multiplying (x) the Base Amount as of such day by (y) a fraction, the numerator of which is the Dividend Rate and the denominator of which is 360. The amount of Annual Dividends accrued with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Annual Dividend amounts accrued in accordance with the prior sentence of this Section 4(b)(ii) with respect to such share during such Dividend Payment Period.

(c)       Payment of Dividend.

(i)       With respect to any Dividend Payment Date, the Company will pay all Accrued Dividends on each share of Series A Preferred Stock, determined in its sole discretion, (A) in cash, (B) by delivery of shares of Common Stock or (C) by payment and delivery, as the case may be, of any combination of cash and shares of Common Stock; provided, however, that if such shares of Common Stock are not “freely tradeable” other than as a result of any restrictions on such shares of Common Stock that have become “control securities” when beneficially owned by the Holder who receives such shares, then such shares of Common Stock shall be registered for resale pursuant to a registration statement on Form S-1 or Form S-3 on or before the Dividend Payment Date and the Company shall use best efforts to keep such registration statement continuously effective under the Securities Act of 1933, as amended, until such time as all such shares of Common Stock are either sold by the Holders or have become “freely tradeable,” whichever is earlier, in order to permit the Prospectus forming a part thereof to be usable by the Holders for the sale of such shares of Common Stock and, to the extent applicable, the Company shall file promptly after the applicable Dividend Payment Date if such shares are registered for resale pursuant to a registration statement on Form S-3 a Prospectus supplement naming the holders as selling shareholders (subject to receipt of information reasonably requested by the Company necessary to complete such Prospectus supplement). For the purposes of this section, “freely tradeable” shall mean shares of Common Stock that are eligible for resale pursuant to Rule 144, assuming, as applicable, that the Company is compliant with its current public information requirements.

(ii)       If the Company elects to satisfy a payment of any Annual Dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at the Parent Dividend Stock Price.

(iii)       The Company shall make each dividend payment on the Series A Preferred Stock in cash, except to the extent the Company elects to make all or any portion of such payment pursuant to Section 4(c)(i) and in accordance with Section 4(c)(iv), and is permitted to elect and make such payment pursuant to the terms hereof, in shares of Common Stock. For the avoidance of doubt, if the payment of any dividend on the Series A Preferred Stock in shares of Common Stock, in whole in part, would require the Company to obtain approval of its shareholders under applicable law (the “Company Shareholder Approval”), then, to the extent the Company Shareholder Approval has not been obtained, the Company shall pay such dividend (or portion thereof) in cash, unless prohibited by Section 170 of the DGCL.

(iv)       At least four Trading Days before each Dividend Payment Date, the Company shall have notified the Holders of any election to pay all or any portion of the applicable Annual Dividend in shares of Common Stock, and the portion of such Annual Dividend that will be paid in Common Stock.

(v)       Dividends shall be paid pro rata (based on the number of shares of Series A Preferred Stock held by the Holder) to the Holders of shares of Series A Preferred Stock entitled thereto (for the avoidance of doubt, taking into account any differences in Issuance Date). The record date for payment of Annual Dividends that are declared and paid on each Dividend Payment Date will be the close of business on December 15 of each year (the “Dividend Record Date”).

(d)       Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, with respect to any Annual Dividend, unless such Annual Dividend on all outstanding shares of Series A Preferred Stock has been declared and paid in cash, from the Dividend Payment Date for such Annual Dividend until the Dividend Payment Date for the next Annual Dividend, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) any Junior Stock, other than:

(i)       purchases, redemptions or other acquisitions of shares of Junior Stock in accordance with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants in transactions that, to the knowledge of the Company, are not treated as distributions under Section 301 of the Code;

(ii)       purchases of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(iii)       payment of any dividends or distributions in respect of Junior Stock where the dividend or distribution is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid; or

(iv)       any dividend in kind in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.

(e)       Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any Annual Dividend in respect of such Dividend Record Date, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 7(a) or Section 8, as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or a Participating Dividend Record Date, as applicable, but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Participating Dividend Record Date, as applicable, shall be entitled to receive such Annual Dividend or Participating Dividend, respectively, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date or Participating Dividend Record Date, as applicable; provided that the amount of such Annual Dividend or Participating Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 7(a) or Section 8, as applicable, with respect to such Conversion Date.

(f)       Dividends on Senior Stock and Parity Stock. Subject to the provisions of this Certificate of Designations, dividends may be declared by the Board or any duly authorized committee thereof on any Senior Stock and/or Parity Stock from time to time. When Accrued Dividends on shares of the Series A Preferred Stock have not been paid in full, no dividends may be declared or paid on any shares of Parity Stock unless all Accrued Dividends are paid in full on the shares of Series A Preferred Stock. Thereafter, if declared by the Board of Directors, dividends shall be declared on the shares of Series A Preferred Stock such that the respective amounts of such dividends declared on the shares of Series A Preferred Stock (including Accrued Dividends) and such shares of Parity Stock shall be allocated pro rata among the Holders of the shares of the Series A Preferred Stock and the holders of any shares of Parity Stock then outstanding.

(g)       Dividends on Common Stock. In the case of any dividends on the Common Stock for any Dividend Payment Period, if Holders of the Series A Preferred Stock would receive an amount, assuming such Holders participated in such dividends as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders, that exceeds the Annual Dividends on such Series A Preferred Stock during such Dividend Payment Period, then, in addition to Annual Dividends pursuant to this Section 4, an amount equal to such excess dividend or distribution shall be declared and paid on the Series A Preferred Stock (such dividend or distribution on the Series A Preferred Stock, a “Participating Dividend”), as and when such dividend is paid with respect to the Common Stock and using the same Record Date as is used for the Common Stock (the record date for any such dividend, a “Participating Dividend Record Date”).

Section 5 Liquidation Rights.

(a)       Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, other than a Change of Control, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash in the amount per share of Series A Preferred Stock equal to greater of (i) the Liquidation Preference and (ii) the amount per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such liquidation, dissolution or winding up, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7. After the payment in full of the amounts provided for in this Section 5, the Holders shall not be entitled to any further payments and will have no right or claim to any of the Company’s remaining assets in respect of their ownership of Series A Preferred Stock.

(b)       Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

Section 6 Change of Control.

(a)       Promptly upon entry into a definitive agreement that provides for a Change of Control (but in no event less than five (5) Business Days prior to consummating a Change of Control), the Company shall provide written notice thereof to the Holders.

(b)       If a Cash Change of Control occurs, then, notwithstanding anything to the contrary herein, and except upon (x) the consent of the Company and (y) the vote or consent of Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, the Company shall redeem all (but not less than all) of the Holders’ Series A Preferred Stock at a price per share equal to the greater of (A) the Liquidation Preference and (B) the amount per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Cash Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7, which redemption shall be made on the same day as (and contemporaneously with) the consummation of such Cash Change of Control and shall be paid in cash. After the payment in full of the amounts provided for in this Section 6(b), the Holders shall not be entitled to any further payments and will have no right or claim to any of the Company’s remaining assets in respect of their ownership of Series A Preferred Stock.

(c)       If a Non-Cash Change of Control occurs and the Company will not be the surviving Person upon the consummation of such Non-Cash Change of Control or the Company will be the surviving Person but the Common Stock will no longer be listed or admitted to trading on a national securities exchange, then, notwithstanding anything to the contrary herein, and except upon (x) the consent of the Company and (y) the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, the Company will deliver or cause to be delivered to the Holders, in exchange for each Holder’s shares of Series A Preferred Stock, a security in the surviving Person or the parent of the surviving Person that has rights, preferences and privileges substantially similar to the Series A Preferred Stock, including, for the avoidance of doubt, the right to dividends equal in amount and timing to those provided in Section 4, a liquidation preference equal to the Liquidation Preference as of such time and a conversion rate proportionately adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Non-Cash Change of Control would entitle the Holder to the number of securities of such Person (together with a number of securities of equivalent value to any other assets received by holders of Common Stock in such Non-Cash Change of Control) which, if a share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Non-Cash Change of Control, such Holder would have been entitled to receive immediately following such Non-Cash Change of Control (such security in the surviving Person, a “Substantially Equivalent Security”); provided, however, that if the Company is unable to deliver or cause to be delivered Substantially Equivalent Securities to any Holder in connection with such Non-Cash Change of Control, the Company shall redeem all (but not less than all) of such Holder’s Series A Preferred Stock at a price per share equal to the greater of (A) the Liquidation Preference and (B) the fair market value as determined in good faith by the Board of the consideration per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Non-Cash Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7, which redemption shall be made on the same day as (and contemporaneously with) the consummation of such Non-Cash Change of Control and shall be paid in cash.

(d)       If a Change of Control occurs that is not a Cash Change of Control or a Non-Cash Change of Control then, notwithstanding anything to the contrary herein, and except upon (x) the consent of the Company and (y) the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, the Company will deliver or cause to be delivered to the Holders, in exchange for each Holder’s shares of Series A Preferred Stock:

(i)       the amount in cash per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7; and

(ii)       a Substantially Equivalent Security; provided, that (A) the original issue price of such Substantially Equivalent Security in the surviving Person or parent of the surviving Person shall take into account (and be reduced by) the amount in cash per share of Series A Preferred Stock paid to such Holder pursuant to Section 6(d)(i), and (B) the conversion rate of such Substantially Equivalent Security shall be adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Change of Control would entitle the Holder to the number of securities of such Person (together with a number of securities of equivalent value to any other assets received by holders of Common Stock in such Change of Control) which, if a share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Change of Control, such Holder would have been entitled to receive immediately following such Change of Control; provided, further, that if the Company is unable to deliver or cause to be delivered Substantially Equivalent Securities to any Holder in connection with a Change of Control that is not a Cash Change of Control or a Non-Cash Change of Control, the Company shall redeem all (but not less than all) of such Holder’s Series A Preferred Stock at a price per share equal to the greater of (A) the Liquidation Preference and (B) the fair market value as determined in good faith by the Board of the consideration per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7, which redemption shall be made on the same day as (and contemporaneously with) the consummation of such Change of Control and shall be paid in cash.

(e)       If a Change of Control occurs that is not a Cash Change of Control or a Non-Cash Change of Control and the kind or amount of securities, cash and other property receivable upon such Change of Control is not the same for each share of Common Stock held immediately prior to such Change of Control by a Person, then, for purposes of Section 6(d), the kind and amount of securities, cash and other property receivable upon conversion of shares of Series A Preferred Stock following such Change of Control will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock in connection with such Change of Control.

Section 7 Right of the Holders to Convert.

(a)       Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 7(b), to convert each share of such Holder’s Series A Preferred Stock at any time into a number of shares of Common Stock equal to the Conversion Rate; provided that each Holder shall receive cash in lieu of fractional shares as set out in Section 10(h). The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 25,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(b)       A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 7:

(i)       complete and manually sign the conversion notice provided by the Conversion Agent, a form of which is attached hereto as Exhibit A (the “Conversion Notice”), and deliver such notice to the Conversion Agent;

(ii)       deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii)       if required, furnish appropriate endorsements and transfer documents; and

(iv)       if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.

Section 8 Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted (an “Automatic Conversion”), without any further action by the Holder of such share of Series A Preferred Stock, into a number of shares of Common Stock equal to the Conversion Rate if the Parent Conversion Stock Price equals or exceeds $10.00 on any twenty (20) Trading Days (which may be consecutive or nonconsecutive) within any consecutive thirty (30) Trading Day period that ends no earlier than the last day of the Restricted Period for such share of Series A Preferred Stock (an “Automatic Conversion Event”).

Section 9 Conversion Procedures and Effect of Conversion.

(a)       Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Annual Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall cease to be outstanding and the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding.

(b)       Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 7(b) (and in any event no later than three (3) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 7(b)(i) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 10(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depositary Trust Company or, subject to Section 17, in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 7(a)) or in the records of the Company (in the case of an Automatic Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(c)       Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever, shall not be reissued as shares of Series A Preferred Stock and shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(d)       Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

(e)       Reservation of Authorized Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. The Company shall use its reasonable best efforts to maintain the listing on the NYSE of such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Section 10 Anti-Dilution Adjustments.

(a)       Common Stock Dividends and Distributions. If the Company shall declare and pay a dividend or make a distribution on Common Stock payable in Common Stock, except where Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders, the Conversion Factor shall be adjusted by multiplying such Conversion Factor by a fraction:

(i)       the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and the total number of shares of Common Stock constituting such dividend or distribution; and

(ii)       the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution.

Any adjustment made pursuant to this Section 10(a) shall become effective immediately after the applicable record date.

(b)       Subdivisions, Splits and Combinations of Common Stock. If the Company shall subdivide or split the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Conversion Factor shall be adjusted by multiplying such Conversion Factor by a fraction:

(iii)       the numerator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision, split, combination or reclassification; and

(iv)       the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision, split, combination or reclassification.

Any adjustment made pursuant to this Section 10(b) shall become effective immediately after the applicable effective date.

(c)       Calculation of Adjustments. All adjustments to the Conversion Factor shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).

(d)       When No Adjustment Required. iv) Except as otherwise provided in this Section 10, the Conversion Factor will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(ii)       Except as otherwise provided in this Section 10, the Conversion Factor will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(e)       Successive Adjustments. After an adjustment to the Conversion Factor under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Factor as so adjusted.

(f)       Notice of Adjustments. Whenever any event of the type described in this Section 10 has occurred, the Company shall as soon as reasonably practicable following the occurrence of an event (but no later than ten (10) Business Days thereafter) that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)       compute the adjusted applicable Conversion Factor in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Factor, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)       provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Factor was determined and setting forth the adjusted applicable Conversion Factor.

(g)       Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Factor or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 10(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.

(h)       Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Parent Conversion Stock Price on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

Section 11 Reorganization Events.

(a)       Reorganization Events. Subject to Section 8, in the event of:

(i)       any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person; or

(ii)       any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities, in each case, other than a Change of Control or the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 11(d) and Section 12(b), remain outstanding but shall become convertible into, in accordance with Section 7 and Section 8, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock. The rights, preferences, privileges and voting power of the Series A Preferred Stock immediately prior to the effective date of a Reorganization Event shall not be affected by such Reorganization Event.

(b)       Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock (as though such Capital Stock were Common Stock) received by the holders of the Common Stock in any such Reorganization Event.

(c)       Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)       Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Section 12 Voting Rights.

(a)       General. Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company. Each Holder shall be entitled to the number of votes equal to the product, rounded down to the nearest integer, of 3 v) the number of whole shares of Common Stock into which all shares of Series A Preferred Stock could be converted pursuant to Section 7 multiplied by vi) a fraction the numerator of which is the number of shares of Series A Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series A Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of stockholders is first executed.

(b)       Adverse Changes. In addition to, and not in limitation of, Section 12(a), the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for, directly or indirectly, effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i)       any amendment, waiver, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock (for the avoidance of doubt, neither (i) an adverse effect on the rights, preferences, privileges or voting power of the Common Stock or (ii) the authorization or issuance of any Junior Stock of the Company, shall, in either case, be deemed to be an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock);

(ii)       any increase or decrease in the authorized number of shares of Series A Preferred Stock, any Parity Stock or any Senior Stock or issuance of shares of Series A Preferred Stock, any Parity Stock or any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing after the Issuance Date;

(iii)       declare any dividend on, or make any distributions relating to, any Senior Stock and/or Parity Stock other than dividends or distributions on Senior Stock and/or Parity Stock expressly authorized herein; or

(iv)       any agreement or commitment to do or take any action described in this Section 12(b);

For purposes of this Section 12(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.

(c)       Regulated Holders.

(i)       Notwithstanding anything to the contrary herein, any Regulated Holder shall not be entitled to participate in any vote or consent under Subsection 12(b) of this Certificate of Designations and shares of Series A Preferred Stock held by any Regulated Holder shall not be counted for purposes of determining whether any such vote or consent has been approved by the requisite percentage of voting securities or be counted towards any quorum or outstanding share threshold with respect to any such vote or consent (the “Voting Limitation”), provided, that the Voting Limitation shall not apply with respect to any vote or consent required pursuant to:

(A)       Subsection 12(b)(i) (solely to the extent such amendment, waiver, alteration or repeal would significantly and adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock (for the avoidance of doubt, the authorization or issuance of any Junior Stock or Parity Stock of the Company shall not be deemed to significantly and adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock));

(B)       Subsection 12(b)(ii) (solely with respect to any increase or decrease in the authorized number of shares of any Senior Stock or any issuance of shares of any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for shares of any Senior Stock); and

(C)       Subsection 12(b)(iv) (but only with respect to matters for which the Voting Limitation would not apply pursuant to (A) and (B) above).

(ii)       Shares of Series A Preferred Stock held by any Regulated Holder shall remain subject to the Voting Limitation upon BHCA Transfer to any BHCA Transferee, unless and until they are BHCA Transferred to a Permitted Regulatory Transferee.

(iii)       Notwithstanding anything to the contrary herein, in order to be effective against it, no provision of this Section 12(c) may be amended, modified, waived or repealed without the prior written consent of the applicable Regulated Holder.

(d)       Subject to Section 12(c), each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(e)       For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Company (other than Section 12(c) hereof), the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Section 12(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

Section 13 Transfer Restrictions. The shares of Series A Preferred Stock that are issued to the Holders in connection with the transactions contemplated by the Merger Agreement shall be subject to the lock-up provisions set forth in Section 2.16 of the Merger Agreement.

Section 14 Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

Section 15 No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 16 Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be Continental Stock Transfer and Trust Company. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

Section 17 Certificates.

(a)       The Series A Preferred Stock shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of Series A Preferred Stock shall be represented by certificates. Certificates for the shares of Series A Preferred Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Series A Preferred Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Company by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Company shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

(b)       The Company may issue a new certificate of Series A Preferred Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 18 Taxes.

(a)       Withholding. The Company and its paying agent shall be entitled to deduct or withhold on all applicable payments made to the relevant Holder such amounts as the Company reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts will be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such withholding was made); provided, that if the Company determines that an amount is required to be deducted or withheld on any payment with respect to any Holder, the Company shall provide reasonable prior notice to such Holder in writing of its intent to deduct or withhold taxes on such payment and will reasonably cooperate with such Holder in obtaining any available exemption or reduction of such withholding. The Company shall have the right to take measures necessary to obtain cash to satisfy the Company’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the Holders, including by retaining, selling or liquidating property of the applicable Holders held by the Company in its custody or over which it has control. Each Holder shall indemnify the Company and its affiliates for, and hold harmless the Company and its affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Company or any of its affiliates in respect of the Capital Stock held by such Holder.

(b)       Tax Treatment.

(i)       The parties intend to treat any conversion by a Holder of Series A Preferred Stock into Common Stock pursuant to Section 7 or Section 8 hereof as a recapitalization described in Section 368(a)(1)(E) of the Code, and neither the Company nor a Holder shall take any position contrary to such treatment in any audit or other proceeding or otherwise unless required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

(ii)       It is intended that the Series A Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305 or Section 351(g)(3) of the Code and the Treasury Regulations promulgated thereunder, and neither the Company nor a Holder shall take any position contrary to such treatment in any audit or other proceeding or otherwise unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 19 Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: vii) if to the Company, to its office at MoneyLion Inc., 30 W 21st Street, Floor 9, New York, New York, 10010 Attention: Corporate Secretary [Omitted])), viii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or ix) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 20 Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 21 Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of shares of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 22 Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 15th day of February, 2022.

MONEYLION INC.

By:	/s/ Diwakar Choubey
Name:	Diwakar Choubey
Title:	Chief Executive Officer and President

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001, of MoneyLion Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of MoneyLion Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion (if applicable): ___________________________________________
Number of shares of Series A Preferred Stock to be converted: _____________________
Share certificate no(s). of Series A Preferred Stock to be converted: _________________
Tax ID Number (if applicable): ______________________________________________

Please confirm the following information:

Conversion Rate: _________________________________________________________
Number of shares of Common Stock to be issued: _______________________________

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to: _________________________________________
Address: _________________________________________
Telephone Number: ________________________________
Email: __________________________________________
Authorization: ____________________________________

By: _____________________________________________
Title: ____________________________________________
Dated: ___________________________________________
Account Number (if electronic book entry transfer): _____________________________
Transaction Code Number (if electronic book entry transfer): ______________________

[Payment Instructions for cash payment in lieu of fractional shares:]